United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[ ] Amended Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X] Definitive Information Statement

EUROGAS, INC.
(Name of Registrant as Specified in its Charter)

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[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A.

(4)	Proposed maximum aggregate value of transaction: N/A.

(5)	Total fee paid: N/A.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.: N/A

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(4)	Date Filed: N/A

Contact Person:	John Michael Coombs, Esq.
MABEY & COOMBS, L.C.
3098 South Highland Drive, Suite 323
Salt Lake City, Utah 84106-6001

Phone No. 801-467-2021, Fax No. 801-467-3256

EUROGAS, INC.
3098 South Highland Drive, Suite 323
Salt Lake City, UT 84106

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THIS IS BECAUSE THE SCHEDULED SPECIAL MEETING OF SHAREHOLDERS IS BEING HELD UNDER THE AUSPICES OF A UTAH STATE  COURT AND, AS A RESULT, WE WILL HAVE A QUORUM AT THE MEETING. SHAREHOLDERS MAY PREPARE AND SUBMIT THEIR OWN PROXIES IN ACCORDANCE WITH UTAH LAW IF THEY SO DESIRE BUT WE ARE NOT SOLICITING PROXIES

INTRODUCTION

Pursuant to the requirements of Section 14(c) of the Securities and Exchange Act of 1934, as amended, and Section 16-10a-703 of the Utah Revised Business Corporation Act, this Information Statement and accompanying Notice of Special Meeting of Shareholders (showing the date, time and place of the meeting) is being furnished by EuroGas, Inc., a Utah corporation ( “Company”) to you and other holders of record of the common stock of the Company, as of the close of business on June 1, 2010. The purpose of this document is to provide information with respect to a special meeting of stockholders that has been ordered to be held by a Utah state court as a result of the Company’s petition for a court-ordered shareholders’ meeting.

This Information Statement is expected to be mailed to shareholders on or about August 6, 2010. Under Utah law, a shareholders’ meeting cannot be held in less than 10 days nor more than 60 days before the Notice of Shareholders’ Meeting is sent out.

Based on a petition for a court-ordered shareholders’ meeting filed by the Company with a Utah state court, the Utah court authorized a shareholders’ meeting to approve a proposed amendment to Article IV of the Company’s currently existing Restated and Amended Articles of Incorporation (“Articles”). This proposed amendment, if adopted by the shareholders, would increase the Company’s total authorized common capital stock from 325 million shares to 650 million shares and further increase the Company’s total authorized preferred stock from 5 million to 10 million shares. Of the 325 million presently authorized shares of common stock, 322,708,719 shares were issued and outstanding as of June 1, 2010.

VOTE REQUIRED FOR APPROVAL OF AMENDMENT TO ARTICLES

The Board of Directors (“Board”) approved an amendment (“Amendment”) to Article IV of the Company’s Articles that will increase the aggregate number of shares of common stock authorized for issuance from 325 million to 650 million shares and further increase the number of preferred shares authorized for issuance from 5 million to 10 million shares. Having not held a shareholders’ meeting for several years, the Board was concerned about noticing up and holding a meeting at which a quorum would not be present. As a result, last year, the Board petitioned a Utah state court for a court-ordered shareholders’ meeting as provided in Section 16-10a-703(2) of the Utah Revised Business Corporation Act, as amended, 2008, titled “Court-ordered meeting.” Under the statute, a Utah state court can affix or determine the quorum for a lawful meeting, among other things. It provides:

The court may fix the time and place of the meeting, state whether or not it is an annual or special meeting, determine the shares entitled to participate in the meeting, specify a record date for determining shareholders entitled to notice of and to vote at the meeting, prescribe the form and content of the meeting notice, fix the quorum required for specific matters to be considered at the meeting, or direct that the votes represented at the meeting constitute a quorum for action on those matters, and enter other orders necessary or appropriate to accomplish the purpose or purposes of holding the meeting.

On April 10, 2009, the Court granted the Company’s petition and issued a formal order authorizing the Company to fill-in the appropriate blanks on its form of Notice of Special Shareholders’ Meeting and to otherwise schedule a meeting in conjunction with the Company’s corollary obligation to file this Information Statement with the Commission. Pursuant to the Court’s April 10, 2009, Order granting the Company’s petition, approval of the proposed Amendment requires the affirmative vote of a majority of the shares of our preferred and common stock which show up or appear at the meeting, either in person or by means of a proxy that a shareholder must prepare and submit on his or her own in accordance with Utah law. WE ARE NOT SOLICITING PROXIES. Management has no reason to believe that a majority of the votes who appear at the meeting, either in person or by a proxy prepared and submitted on the shareholder’s own in accordance with Utah law, will NOT vote in favor of the proposed Amendment. Accordingly, management anticipates that the proposed Amendment will indeed be approved.

The record date for purposes of the meeting is June 1, 2010.

PROPOSED AMENDMENT TO THE ARTICLES

The existing Article IV titled “Authorized Shares” currently provides, verbatim, as follows:

ARTICLE IV

AUTHORIZED SHARES

The total number of shares of all classes of stock which this Corporation shall have authority to issue is 330,000,000 shares, consisting of 5,000,000 shares of preferred stock, par value $0.001 per share (hereinafter the “Preferred Stock”), and 325,000,000 shares of common stock, par value $0.00l per share (hereinafter the “Common Stock”).

If the proposed Amendment to Article IV of the Company’s Articles is approved, and management has no reason to believe that it will not be so approved, Article IV of the Articles will be amended to read and provide as follows:

ARTICLE IV

AUTHORIZED SHARES

The total number of shares of all classes of stock which this Corporation shall have authority to issue is 660,000,000 shares, consisting of 10,000,000 shares of preferred stock, par value $0.001 per share (hereinafter the “Preferred Stock”), and 650,000,000 shares of common stock, par value $0.00l per share (hereinafter the “Common Stock”).

Assuming passage of the Amendment, the additional shares of common stock so authorized to be issued in the future will become part of our existing class of common stock, and the additional shares of common stock, when and if issued, will have the same rights and privileges as the shares of common stock now issued. Similarly, the additional shares of preferred stock will become part of our existing class of preferred stock, and the additional shares of preferred stock, when and if issued, will have the same rights and privileges as the shares of preferred stock now issued.

REASONS FOR THE AMENDMENT

The Board believes that the proposed increase in the authorized shares of common and preferred stock is in the best interests of the Company and its shareholders. This is because the Company has essentially run out of authorized but unissued shares that it can issue in exchange for investment or equity capital and it does NOT, at this time, wish to implement or effectuate a reverse-split of its shares. Based on various obligations that the Company must fulfill during fiscal 2010 in order to keep and maintain its assets and properties, among other things, management believes that this is a good time to authorize such additional shares and have them available in connection with (i) possible future transactions such as financings, strategic alliances, potential corporate mergers and acquisitions, (ii) possible funding of new projects, programs or businesses, and (iii) other uses not presently determinable and as may be deemed to be feasible and in the Company’s best interests. In addition, the Board believes that it is desirable for the Company to have the flexibility to issue shares of common stock or preferred stock without further shareholder action, except as otherwise provided by law. We believe that the Utah state court was in agreement with the Board’s reasons for seeking an increase in the authorized number of shares and that is why the Court issued its Order granting the petition and ordering a special shareholders’ meeting.

CERTAIN EFFECTS OF THE AMENDMENT

The Board of Directors believes that approval of the Amendment is in the best interests of the Company and our shareholders. However, you should note that you could experience substantial dilution in the percentage of the Company’s equity you own upon the issuance of additional shares by the Company. The issuance of such additional shares might be disadvantageous to current shareholders in that any additional issuances would potentially reduce per share dividends, if any. You should be aware, however, that the possible impact upon dividends is likely to be minimal in view of the fact that the Company has never paid dividends, has never adopted any policy with respect to the payment of dividends on common stock and does not intend to pay any cash dividends on common stock in the foreseeable future. The Company intends to retain earnings, if any, for use in financing growth and additional business opportunities.

The Board is not proposing the increased capitalization as a means of discouraging tender offers or takeover attempts. However, in the event of an unsolicited tender offer or takeover proposal, the increased number of shares could give the Company greater opportunity to issue shares to persons who are friendly to management. The shares might also be available to make acquisitions or enter into other transactions that might frustrate potential offerors. However, this is not the purpose of the proposed Amendment.

The proposed Amendment does not change the terms of our common stock, which does not have preemptive rights. The additional shares of common stock for which authorization is sought will have the same voting rights, the same rights to dividends and distributions, and will be identical in all other respects to the shares of our common stock now authorized.

The preferred stock will have such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions as are currently provided for in our existing Articles and as those Articles authorize such to be determined by the Board of Directors at a later date. Shareholders will not have preemptive rights to subscribe for shares of preferred stock.

It is not possible to determine the actual effect of the preferred stock on the rights of the shareholders of the Company until the Board of Directors determines the rights of the holders of a series of preferred stock to the extent provided for in the existing Articles. However, such effects might include: (i) restrictions on the payment of dividends to holders of common stock; (ii) dilution of voting power to the extent that the holders of shares of preferred stock are given voting rights; (iii) dilution of the equity interests and voting power if the preferred stock is convertible into common stock; and (iv) restrictions upon any distribution of assets to the holders of common stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of preferred stock.

While we may consider effecting an equity offering of preferred stock in the future for the purposes of raising additional working capital or otherwise, the Company does not presently have any agreements or understandings with any third party to effect any such offering at the present time and no assurances are given that any offering will in fact be effectuated or carried out.

EFFECTIVE DATE OF THE AMENDMENT

The Amendment will be effective upon the close of business on the date of filing of the Certificate of Amendment with the Utah Division of Corporations and Commercial Code (“Division”), which filing is expected to take place after the scheduled shareholders’ meeting and after the Company has returned to the Utah state court and obtained a follow-up or “confirmation order” from the Utah court, confirming the results of the shareholder meeting and thereby authorizing the filing of the Amendment with the Division. Accordingly, the exact timing of the filing of the Certificate of Amendment will be depend upon the date that the Utah state court judge considers and signs off on any such follow-up or confirmation order.

DISSENTERS' RIGHTS

There are no dissenters’ rights applicable to the proposed Amendment to our Articles.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person, including any major or significant shareholder, has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed amendment which is not shared by all other stockholders, pro rata.

PROPOSALS BY SECURITY HOLDERS

There are no proposals by security holders.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Securities.

As of December 31, 2009, there were 343 common capital stockholders of record and 1 preferred shareholder.

Our authorized capital stock currently consists of 325,000 shares of common stock, par value $0.001 per share, of which 322,708,719 shares were issued and outstanding as of June 1, 2010 and 260 preferred shares were issued or outstanding as of such date. Each share of common stock entitles the holder thereof to one vote on each matter that may come before a meeting of the shareholders.

Security Ownership of Certain Beneficial Owners and Management.

The following beneficial ownership table sets forth information regarding beneficial ownership of our common stock as of June 1, 2010, by:

  each person or entity that is known by us to own beneficially 5% or more of the outstanding shares of our common stock;

  each of our directors;

  each of the Named Executive Officers; and

  all of our executive officers and directors as a group.

     Under relevant provisions of the Exchange Act, a person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership in 60 days. More than one person may be deemed to be a beneficial owner of the same securities. The percentage ownership of each stockholder is calculated based on the total number of outstanding shares of our common stock as of December 31, 2009, plus those shares of our common stock that the stockholder has the right to acquire within 60 days. Consequently, the denominator for calculating the percentage ownership may be different for each stockholder. Unless otherwise indicated, the address of these individuals is the same as the Company’s principal executive offices.

The table is based upon information provided by our directors, executive officers and shareholders owning and holding over 5% of our shares.

	Amount and Nature of Beneficial
	Ownership as of June 1, 2010 (1)

Name and Address of	Common	Exercisable	Total
Beneficial Owner	Shares (1)	Options &	Ownership	Percent(3)
		Warrants(2)	in
Wolfgang Rauball (4) 80,421,000 shares are not allotted yet CEO, Chairman & Director	97,360,671	45,000,000	142,360,671	30%

Roger Agyagos Director	Nil	2,000,000	2,000,000	*

Harald Schmidt, Director	568,283	2,000,000	2,568,283	*

All officers and directors as a group (3 persons)	97,929,954	49,000,000	146,929,954	30%

* Less than one percent.

(1)

Unless otherwise indicated, to our best knowledge, all stock is owned beneficially by the listed shareholder, and each shareholder has sole voting and investment power with respect to our common stock beneficially owned by such person.

(2)	The following options and warrants were granted in 2009:

On October 7, 2009, we granted incentive stock options to Roger Agyagos to purchase up to an aggregate of 2,000,000 restricted common shares at a price of $ 0.05 per share, exercisable until October 31, 2012.

On October 7, 2009, we granted incentive stock options to Harald Schmidt to purchase up to an aggregate of 2,000,000 restricted common shares at a price of $ 0.05 per share, exercisable until October 31, 2012.

On October 12, 2009, we granted incentive stock options to Wolfgang Rauball in exchange for providing personal guarantees and collateral (including the pledge of 10 million shares of our stock owned by Mr. Rauball personally) to secure the Storm/Forstgarten loan agreement of October 2009. These incentive stock options include the right to purchase up to an aggregate of 10,000,000 common shares of our stock at a price of $ 0.10 per share exercisable until October 13, 2011 with warrants attached to purchase an additional 10,000,000 restricted common shares at a price of $ 0.15 per share. The closing price for EuroGas common shares on October 12, 2009 was $ 0.09 per share and therefore, the Board determined that these exercise prices were fair.

On October 12, 2009, we granted additional incentive stock options to Wolfgang Rauball for having provided substantial personal funds and personal guarantees preventing further bankruptcy proceedings by the Texas Bankruptcy Trustee, Steve Smith, during 2007, after the Company was cleared from bankruptcy proceedings under Chapter 7 by order of the Utah bankruptcy court in February 2007. Wolfgang Rauball’s personal guarantees and substantial personal funds enabled a friendly party to buy the judgment against us in the amount of approximately $ 113 million from the Bankruptcy Trustee, Steve Smith. We have therefore granted stock options at prevailing market prices to Wolfgang Rauball to purchase up to an aggregate of 25,000,000 restricted common shares at a price of $ 0.10 per share exercisable until October 13, 2011. There are no warrants attached to this second set of options. As stated in the previous paragraph, the closing price for EuroGas common shares on October 12, 2009 was $ 0.09 per share.

(3)

The percentage indicated represents the number of shares of our common stock, warrants and options exercisable within 60 days held by the indicated stockholder divided by the sum of (a) the number of shares subject to options exercisable by this shareholder within 60 days, and (b) which is the number of shares of our common stock calculated under the assumption of the completed increase of the authorized capital to 650,000,000 shares of common stock of the Company.

(4)	Includes 2,342,811 shares owned by Sonanini Holdings Ltd. a private company wholly owned by Mr. Wolfgang Rauball.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

     The following table sets forth information relating to the compensation of all persons who served as the Chief Executive Officer of EuroGas during the year ended December 31, 2009, and other persons serving as executive officers of EuroGas as of December 31, 2009 (collectively, the “Named Officers”).

Summary Compensation Table

Long-Term Compensation
			Annual Compensation			Awards	Payouts
		Salary	Bonus	Other Annual	Restricted Stock	Securities	LTIP	All Other
				Compensation	Awards	Underlying	Payouts	Compensation
Options
Name and						SARs (#)
Principal	Year	($)	($)	($)	($)			($)
Position

Wolfgang Rauball President, CEO (1)	2009 2008 2007 2006	300,000 300,000 300,000 300,000

Harald Schmidt Executive Vice President (2)	2009	72,000

Hank Blankenstein Chief Financial Officer (3)	2009 2008 2007 2006	135,000 180,000 180,000 180,000

Roger Agyagos Director (4)	2008 2009	24,000 24,000

(1)	Mr. Rauball was appointed as President and CEO on July 6, 2001. He also serves as Managing Director of EuroGas GmbH Austria and of McCallan OIL & GAS (UK) Limited.

Mr. Rauball’s accrued salaries from 2003 – 2009 amounted to $ 2,100,000 at December 31, 2009. Mr. Rauball has waived receipt of cash and has asked the Company to apply his receivables against his outstanding warrants to purchase common restricted shares of the Company.

(2)

Mr. Schmidt became a director, Executive Vice President and Interim CFO of the Company in October 2009. Mr. Schmidt converted his outstanding 2009 salary of a total amount of $ 42,000 into restricted common shares of the Company.

(3)

Mr. Blankenstein became an officer and director in May 2002 and resigned in October 2009. Due to the Company’s financial situation, Mr. Blankenstein’s salaries from 2003 through 2007 have not been paid. Mr. Blankenstein, however, received partial cash payment on his outstanding salary in 2008 and 2009 for a total amount of $287,312. There is still an amount of approximately $927,688 outstanding and Mr. Blankenstein agreed to convert the outstanding payment into restricted common shares of the Company.

(4)	Mr. Agyagos became a director of the Company in October 2007.

COMPENSATION OF DIRECTORS AND OFFICERS. At present, the Company lacks the cash or earnings to pay any salaries to its directors and officers. Because the Company is not profitable at the present time, directors and officers do not receive any cash compensation nor do they receive any awards of options, warrants, or stock appreciation rights (SARs) for their service on the Board or as officers. The Company is accruing their salaries and may consider paying back salaries to some degree from investment capital raised in the future, if any. The Board may in the future also establish a policy for compensation of directors and officers, which may include cash payments, option or stock grants and/or reimbursement of expenses.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS. At present, there are no employment contracts between the Company and any named executive officers. Our chief executive officer had an employment agreement with the Company that expired in 2005. There are no compensatory plans or arrangements with respect to a named executive officer that would result in payments or installments in excess of $100,000 upon the resignation, retirement or other termination of such executive officer’s employment with the Company or from a change-in-control.

STOCK OPTION PLAN. On April 27, 2009, the Company adopted a new stock option plan, having effect from January 19, 2006 and replacing our 1996 stock option and award plan. The new plan reserves a maximum of 19,635,549 common shares for issuance to Participants (as defined in the Plan) upon the exercise of stock options granted under the Plan. The terms of this Plan are described in Exhibit 10-11 to the Company’s Form 8-K filed on Edgar on June 10, 2009.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one copy of this Information Statement will be furnished to multiple security holders sharing an address unless our stock transfer agent, Interwest Transfer Company in Salt Lake City, Utah, has received contrary instructions from one or more of such security holders. Upon written or oral request, a separate copy of this Information Statement will be sent to a security holder at a shared address. In our Notice of Special Shareholders’ Meeting, we have provided the name, address, telephone and fax number of our stock transfer agent whom any holder may contact for additional copies. A holder may also contact the Company directly through the contact information provided in such Notice.

EXHIBITS

20	Form of Notice of Special Meeting of Shareholders Approved by the Court

99	April 10, 2009, Order of Utah State Court Granting Petition and Ordering a Special Meeting of Shareholders

NOTICE

OUR MANAGEMENT AND ANY AFFILIATED OR NON-AFFILIATED PARTIES WHO ARE EXPECTED TO APPEAR AT THE SPECIAL MEETING EITHER IN PERSON OR BY VALID PROXY—A PROXY THAT WE ARE NOT SOLICITING—OWN A SUFFICIENT NUMBER OF SHARES NECESSARY TO APPROVE THE PROPOSED AMENDMENT TO ARTICLE IV ACCORDING TO THE COURT’S ORDER AND THEREFORE, MANAGEMENT DOES NOT ANTICPATE A REASON WHY THE PROPOSED AMENDMENT WOULD NOT BE ADOPTED. ACCORDINGLY, NO FURTHER VOTES WILL BE NEEDED, AND NONE ARE REQUESTED. ALL SHAREHOLDERS, HOWEVER, ARE CORDIALLY INVITED TO ATTEND.

EUROGAS, INC.

On behalf of the Board of Directors

/s/ Harald Schmidt
Harald Schmidt, Executive Vice
President and Interim Accounting and
Financial Officer

August 5, 2010